Exhibit 10.5

AMENDMENT TO THE

HCA RESTORATION PLAN

(as amended and restated December 22, 2010)

THIS AMENDMENT to the HCA Restoration Plan, as originally adopted effective January 1, 2001, and last amended and restated effective December 22, 2010 (the “Plan”), is hereby adopted and executed by the undersigned duly authorized officer of HCA Inc. (the “Company”) as of the date set forth below.

W I T N E S S E T H :

WHEREAS, the Company maintains the Plan for the benefit of its employees; and

WHEREAS, Section 9.1 of the Plan provides that the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has the authority to amend the Plan at any time; and

WHEREAS, the Compensation Committee has authorized the undersigned officer of HCA Inc. to execute this Amendment to the Plan to eliminate Tier A contributions effective as of January 1, 2020, except where inconsistent with the terms of a collective bargaining agreement; and

WHEREAS, the Compensation Committee has authorized the members of member of the Benefits Oversight Committee of HCA Inc. (the “BOC”) to amend the Plan to the extent that such amendment neither (i) affects the Plan benefit of any member of the senior leadership of the Company, nor (ii) has a significant cost impact to the Company; and

WHEREAS, the undersigned officer of the Company is a member of the BOC and desires to amend the Plan to expand and modify the procedures for participants to designate beneficiaries to receive their benefits in the event of their death.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Effective as of January 1, 2020, Section 3.1 of the Plan is amended to read as follows:

3.1	Amounts Credited.

(a)

Tier A. Following the end of each Plan Year beginning on or after January 1, 2020, but no later than the 5th day of March following the Plan Year, the Account of each Active Participant who is an Active Union Participant (as defined below) for such Plan Year will be credited the following amounts of benefits:

Years of Service	Compensation over the SSWB up to Code §401(a)(17) Limit
0-4	1.5%
5-9	2.0
10-14	3.0
15-19	3.5
20-24	4.0
25+	4.5

For purposes of this subsection (a), an Active Participant will be an “Active Union Participant” for a Plan Year if such Active Participant’s employment is subject to the terms of a collective bargaining agreement between employee representatives and one or more Employers, which provides for the benefits described in this subsection (a) for such Plan Year.

(b)

Tier B. Following the end of each Plan Year beginning on or after January 1, 2020, but no later than the 5th day of March following the Plan Year, the Account of each Active Participant will be credited the following amounts of benefits:

Years of Service	Compensation over the Code §401(a)(17) Limit
0-4	3.0%
5-9	4.0
10-14	6.0
15-19	7.0
20-24	8.0
25+	9.0

(c)

Tier C. In addition to the foregoing contributions, if an Active Participant could have received greater matching contributions under the HCA 401(k) Plan if the Code Section 402(g) limit did not apply with respect to the HCA 401(k) Plan (assuming the Active Participant would contribute the elective deferrals at the rate necessary to receive the maximum matching contributions), then the Active Participant’s Account will be credited with the excess of the maximum elective deferral contributions that could be credited to his account under the HCA 401(k) Plan if the Code Section 402(g) limit did not apply to the HCA 401(k) Plan and the contribution rate necessary to produce the maximum matching contributions possible applied, minus the Code Section 402(g) limit.

2.    Effective as of the date this Amendment is executed, Section 6.1 of the Plan is hereby amended to read as follows:

6.1	Death.

a)    In General. The beneficiary or beneficiaries who survive the Participant will receive the Participant’s Account (or remaining Account, if installments were in the process of being paid at the time of death). However, if no beneficiary survives the Participant, then the contingent beneficiary or beneficiaries who survive the Participant will receive his Account (or remaining Account, if installments were in the process of being paid at the time of death). Regardless of whether a payment form was chosen for death benefits, if installments were being paid at the time of death, the installment payments in process will continue to be made to the beneficiary or beneficiaries or to the contingent beneficiary or beneficiaries (as applicable). In the event of divorce of a married participant who previously named his spouse as his beneficiary or contingent beneficiary, any designation of spouse as beneficiary will be void upon divorce and any amount that would have been paid to the spouse but for voiding will be paid as if the spouse did not survive the Participant. Marriage of a single Participant will void existing beneficiary and contingent beneficiary elections. If no beneficiary is named or if no beneficiary or contingent beneficiary survives the Participant, then death benefits will be paid pursuant to the hierarchy applicable under the HCA 401(k) Plan when no beneficiary is named. If a lump-sum distribution is payable, it will be paid as soon as administratively feasible following death (but no later than the 15th day of the third month following the month of death). If installment payments are payable, then the first installment will be paid during the month of July of the calendar year following the calendar year during which death occurred. If installment payments have already begun, the remaining installments will continue to be paid to the death beneficiary(ies) at the time such payments would have been made to the Participant. No additional benefits will be payable thereafter to anyone with respect to such Participant or his benefits.

b)    Beneficiary Designation. Each Participant may designate one or more individuals or trusts as death beneficiaries and contingent beneficiaries. The consent of neither the Participant’s spouse nor any other individual shall be required for such designation.

c)    Divorce. Notwithstanding any provision of this definition or the Plan to the contrary, if a Participant divorces, then, effective as of the date of the divorce, the spouse will be deemed to have predeceased the Participant. If such Participant subsequently names the former spouse as a beneficiary or contingent beneficiary, or if the Participant remarries such former spouse, the preceding sentence will no longer apply.

d)    Forfeiture of Benefits by Killers. Notwithstanding anything to the contrary in the Plan, no payment of benefits will be made under any provision of the Plan to any individual who kills the Participant with respect to whom such amount would otherwise be payable. An individual will be treated as having killed a Participant for purposes of this paragraph d) only if, by virtue of such individual’s involvement in the death of the Participant, such individual’s entitlement to any interest in assets of the deceased could be denied (whether or not there is in fact any such entitlement) under any applicable law, state or federal, including without limitation laws governing intestate succession, wills, jointly-owned property, bonds, and life insurance. For purposes of the Plan, any such killer will be deemed to have predeceased the Participant. The Committee may withhold distribution of benefits otherwise payable under the Plan for such period of time as is necessary or appropriate under the circumstances to make a determination with regard to the application of this paragraph d).

e)    Simultaneous Death of Participant and Beneficiary. If a Participant and his beneficiary should die simultaneously, or under circumstances that render it difficult or impossible to determine who predeceased the other, then the Committee will presume conclusively that the beneficiary predeceased the Participant.

3.    All provisions of the Plan not inconsistent herewith are hereby ratified and confirmed.

IN WITNESS WHEREOF, the undersigned officer of HCA Inc., as duly authorized by the Compensation Committee, has executed this Amendment as of the date set forth below.

By:	/s/ Sherri M. Henry
Sherri M. Henry
Vice President, Employee Benefits

Date:	June 5, 2020